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                                                                    EXHIBIT 99.1

FOR MORE INFORMATION:

         Dario Sacomani
         Sr. Vice-President &                   Linda Capcara
         Chief Financial Officer                Group Manager
         ON Semiconductor                       Brodeur Worldwide
         602-244-7362                           602-282-5427
         dario.sacomani@onsemi.com              lcapcara@brodeur.com

                         ON SEMICONDUCTOR(TM) TO ACQUIRE
                              CHERRY SEMICONDUCTOR

PHOENIX, AZ, MARCH 9, 2000 - ON Semiconductor(TM) (the trade name of SCG Holding Corporation) and The Cherry Corporation (NASDAQ: CHER) today announced that they have signed a definitive agreement for the acquisition by ON Semiconductor of Cherry Semiconductor Corporation, a subsidiary of The Cherry Corporation. The purchase price is $250 million in cash, subject to adjustment in certain circumstances. The transaction is expected to close in the second quarter of 2000, subject to regulatory approvals.

Cherry Semiconductor has a strong heritage and expertise in the development of analog integrated circuit (IC) solutions for the power management and automotive markets. Cherry Semiconductor's portfolio of analog ICs will complement those produced by ON Semiconductor. Cherry Semiconductor's headquarters are in Rhode Island and it has operations around the world, including a design center in Irvine, California.

"This acquisition is an important part of our strategic plans to become a leader in power management analog," said Steve Hanson, Chief Executive Officer and President of ON Semiconductor. "Combining our engineering expertise and product portfolio will provide our customers increased design-in support, improved supply capability and innovative power management solutions. The management teams of both companies are enthusiastic about the combination and the focus it will bring to meeting our customers' needs."

About ON Semiconductor

ON Semiconductor is one of the world's largest suppliers of analog, standard logic, and discrete semiconductors for data and power management, with shipments of approximately 19 billion units and net product revenue of over US$1.6 billion (pro forma) in 1999. ON Semiconductor's products include integrated circuits for high-bandwidth data applications, analog ICs for power management and low-voltage power transistors. In addition to using micropackaging technology across all product families, ON Semiconductor offers the largest selection of discrete semiconductors in a variety of surface mount and standard packages. These semiconductors turn on and connect digital electronic products to our world. ON Semiconductor(TM) is the trade name of SCG Holding Corporation.

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                                http://onsemi.com

Some statements contained in this press release may be forward looking statements, subject to risks and uncertainties that could cause ON Semiconductor's actual results and financial position to differ materially from those statements. These risks and uncertainties include, but are not limited to, the cyclical nature of the semiconductor industry, fluctuations in our quarterly operating results, new product development and technological change, competition in our industry, the process of or conditions imposed in connection with obtaining regulatory approvals of the acquisition of Cherry Semiconductor by ON Semiconductor, and the ability of the combined companies to integrate the transaction and realize the synergies expected as a result of the acquisition. Investors should also consult the Company's publicly available Securities and Exchange Commission filings for additional information about these and other risks and uncertainties. The Company assumes no obligation to update forward looking statements to reflect actual results or changed assumptions or other factors.

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